Exhibit 23.1


                          INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Gulf West Banks, Inc.

We consent to the use of our report dated January 15, 1999, with respect to the consolidated balance sheets of Gulf West Banks, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in your Annual Report on Form 10-K for the year ended December 31, 1998 which is incorporated by reference in your Form S-8 dated July 20, 1999.



/s/HACKER, JOHNSON, COHEN & GRIEB P A
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HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
July 20, 1999



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